UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 1)*

Airspan Networks, Inc.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

00950H 10 2

(CUSIP Number)

December 31, 2006

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Sevin Rosen Fund V L.P. (“SR V”) Tax ID Number:

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.

Sole Voting Power
875,542 shares, except that SRB Associates V L.P. (“SRB V”), the general partner of SR V, may be deemed to have sole power to vote these shares, and Jon W. Bayless (Bayless”), Stephen L. Domenik (“Domenik”), Stephen M. Dow (“Dow”), John V. Jaggers (“Jaggers), and Charles H. Phipps (“Phipps”), the general partners of SRB V, may be deemed to have shared power to vote these shares.

	6.	Shared Voting Power See response to row 5.

7.

SOLE DISPOSITIVE POWER
875,542 shares, except that SRB V, the general partner of SR V, may be deemed to have sole power to dispose of these shares, and Bayless, Domenik, Dow, Jaggers, and Phipps, the general partners of SRB V, may be deemed to have shared power to dispose of these shares.

	8.	Shared Dispositive Power See response to row 7.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 875,542

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 2.16%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No.

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Sevin Rosen V Affiliates Fund L.P. (“SR V A”) Tax ID Number:

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.

Sole Voting Power
37,432 shares, except that  SRB V, the general partner of SR V A, may be deemed to have sole power to vote these shares, and Bayless, Domenik, Dow, Jaggers, and Phipps, the general partners of SRB V, may be deemed to have shared power to vote these shares.

	6.	Shared Voting Power See response to row 5.

7.

Sole Dispositive Power
37,432 shares, except that  SRB V, the general partner of SR V A, may be deemed to have sole power to dispose of these shares, and Bayless, Domenik, Dow, Jaggers, and Phipps, the general partners of SRB V, may be deemed to have shared power to dispose of these shares.

	8.	Shared Dispositive Power See response to row 7.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 37,432

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) .09%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No.

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) SRB Associates V L.P. (“SRB V”) Tax ID Number:

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.

Sole Voting Power
912,974 shares, of which 875,542 are directly owned by SR V and 37,432 are directly owned by SR V A.  SRB V, the general partner of SR V and SR V A, may be deemed to have sole power to vote these shares, and Bayless, Domenik, Dow, Jaggers, and Phipps, the general partners of SRB V, may be deemed to have shared power to vote these shares.

	6.	Shared Voting Power See response to row 5.

7.

Sole Dispositive Power
912,974 shares, of which 875,542 are directly owned by SR V and 37,432 are directly owned by SR V A.  SRB V, the general partner of SR V and SR V A, may be deemed to have sole power to dispose of these shares, and Bayless, Domenik, Dow, Jaggers, and Phipps, the general partners of SRB V, may be deemed to have shared power to dispose of these shares.

	8.	Shared Dispositive Power See response to row 7.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 912,974

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 2.26%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No.

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Sevin Rosen Fund VI L.P. (“SR VI”) Tax ID Number:

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.

Sole Voting Power
535,094 shares, except that SRB Associates VI L.P. (“SRB VI”), the general partner of SR VI, may be deemed to have sole power to vote these shares, and Bayless, Domenik, Dow, Jaggers, and Phipps, the general partners of SRB VI, may be deemed to have shared power to vote these shares.

	6.	Shared Voting Power See response to row 5.

7.

Sole Dispositive Power
535,094 shares, except that SRB VI, the general partner of SR VI, may be deemed to have sole power to dispose of these shares, and Bayless, Domenik, Dow, Jaggers, and Phipps, the general partners of SRB VI, may be deemed to have shared power to dispose of these shares.

	8.	Shared Dispositive Power See response to row 7.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 535,094

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 1.33%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No.

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Sevin Rosen VI Affiliates Fund L.P. (“SR VI A”) Tax ID Number:

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.

Sole Voting Power
42,137 shares, except that SRB VI, the general partner of SR VI A, may be deemed to have sole power to vote these shares, and Bayless, Domenik, Dow, Jaggers, and Phipps, the general partners of SRB VI, may be deemed to have shared power to vote these shares.

	6.	Shared Voting Power See response to row 5.

7.

Sole Dispositive Power
42,137 shares, except that SRB VI, the general partner of SR VI A, may be deemed to have sole power to dispose of these shares, and Bayless, Domenik, Dow, Jaggers, and Phipps, the general partners of SRB VI, may be deemed to have shared power to dispose of these shares.

	8.	Shared Dispositive Power See response to row 7.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 42,137

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) .10%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No.

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) SRB Associates VI L.P. (“SRB VI”) Tax ID Number:

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.

Sole Voting Power
577,231 shares, of which 535,094 are directly owned by SR VI and 42,137 are directly owned by SR VI A.  SRB VI, the general partner of SR VI and SR VI A, may be deemed to have sole power to vote these shares, and Bayless, Domenik, Dow, Jaggers, and Phipps, the general partners of SRB VI, may be deemed to have shared power to vote these shares.

	6.	Shared Voting Power See response to row 5.

7.

Sole Dispositive Power
577,231 shares, of which 535,094 are directly owned by SR VI and 42,137 are directly owned by SR VI A.  SRB VI, the general partner of SR VI and SR VI A, may be deemed to have sole power to dispose of these shares, and Bayless, Domenik, Dow, Jaggers, and Phipps, the general partners of SRB VI, may be deemed to have shared power to dispose of these shares.

	8.	Shared Dispositive Power See response to row 7.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 577,231

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 1.43%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No.

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Jon W. Bayless (“Bayless”) Tax ID Number:

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization U.S. Citizen

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 8,524 shares

6.

Shared Voting Power
1,498,730 shares, of which 875,542 are directly owned by SR V, 37,432 are directly owned by SR V A, 535,094 are directly owned by SR VI and 42,137 are directly owned by SR VI A. Bayless is a general partner of SRB V, the general partner of SR V and SR V A and SRB VI, the general partner of SR VI and SR VI A, and may be deemed to have shared power to vote these shares.

	7.	Sole Dispositive Power 8,524 shares

8.

Shared Dispositive Power
1,498,730 shares, of which 875,542 are directly owned by SR V, 37,432 are directly owned by SR V A, 535,094 are directly owned by SR VI and 42,137 are directly owned by SR VI A. Bayless is a general partner of SRB V, the general partner of SR V and SR V A and SRB VI, the general partner of SR VI and SR VI A, and may be deemed to have shared power to dispose of these shares.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,498,730

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 3.71%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No.

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Stephen L. Domenik (“Domenik”) Tax ID Number:

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization U.S. Citizen

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 4,528 shares

6.

Shared Voting Power
1,494,734 shares, of which 875,542 are directly owned by SR V, 37,432 are directly owned by SR V A, 535,094 are directly owned by SR VI and 42,137 are directly owned by SR VI A. Domenik is a general partner of SRB V, the general partner of SR V and SR V A and SRB VI, the general partner of SR VI and SR VI A, and may be deemed to have shared power to vote these shares.

	7.	Sole Dispositive Power 4,528 shares

8.

Shared Dispositive Power
1,494,734 shares, of which 875,542 are directly owned by SR V, 37,432 are directly owned by SR V A, 535,094 are directly owned by SR VI and 42,137 are directly owned by SR VI A. Domenik is a general partner of SRB V, the general partner of SR V and SR V A and SRB VI, the general partner of SR VI and SR VI A, and may be deemed to have shared power to dispose of these shares.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,494,734

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 3.70%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No.

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Stephen M. Dow (“Dow”) Tax ID Number:

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization U.S. Citizen

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 7,791 shares

6.

Shared Voting Power
1,497,997 shares, of which 875,542 are directly owned by SR V, 37,432 are directly owned by SR V A, 535,094 are directly owned by SR VI and 42,137 are directly owned by SR VI A. Dow is a general partner of SRB V, the general partner of SR V and SR V A and SRB VI, the general partner of SR VI and SR VI A, and may be deemed to have shared power to vote these shares.

	7.	Sole Dispositive Power 7,791 shares

8.

Shared Dispositive Power
1,497,997 shares, of which 875,542 are directly owned by SR V, 37,432 are directly owned by SR V A, 535,094 are directly owned by SR VI and 42,137 are directly owned by SR VI A. Dow is a general partner of SRB V, the general partner of SR V and SR V A and SRB VI, the general partner of SR VI and SR VI A, and may be deemed to have shared power to dispose of these shares.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,497,997

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 3.71%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No.

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) John V. Jaggers (“Jaggers”) Tax ID Number:

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization U.S. Citizen

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 4,528 shares

6.

Shared Voting Power
1,494,734 shares, of which 875,542 are directly owned by SR V, 37,432 are directly owned by SR V A, 535,094 are directly owned by SR VI and 42,137 are directly owned by SR VI A.  Jaggers is a general partner of SRB V, the general partner of SR V and SR V A and SRB VI, the general partner of SR VI and SR VI A, and may be deemed to have shared power to vote these shares.

	7.	Sole Dispositive Power 4,528 shares

8.

Shared Dispositive Power
1,494,734 shares, of which 875,542 are directly owned by SR V, 37,432 are directly owned by SR V A, 535,094 are directly owned by SR VI and 42,137 are directly owned by SR VI A.  Jaggers is a general partner of SRB V, the general partner of SR V and SR V A and SRB VI, the general partner of SR VI and SR VI A, and may be deemed to have shared power to dispose of these shares.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,494,734

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 3.70%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No.

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Charles H. Phipps (“Phipps”) Tax ID Number:

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization U.S. Citizen

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 4,528 shares

6.

Shared Voting Power
1,494,734 shares, of which 875,542 are directly owned by SR V, 37,432 are directly owned by SR V A, 535,094 are directly owned by SR VI and 42,137 are directly owned by SR VI A. Phipps  is a general partner of SRB V, the general partner of SR V and SR V A and SRB VI, the general partner of SR VI and SR VI A, and may be deemed to have shared power to vote these shares.

	7.	Sole Dispositive Power 4,528 shares

8.

Shared Dispositive Power
1,494,734 shares, of which 875,542 are directly owned by SR V, 37,432 are directly owned by SR V A, 535,094 are directly owned by SR VI and 42,137 are directly owned by SR VI A. Phipps is a general partner of SRB V, the general partner of SR V and SR V A and SRB VI, the general partner of SR VI and SR VI A, and may be deemed to have shared power to dispose of these shares.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,494,734

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 3.70%

12.	Type of Reporting Person (See Instructions) IN

This Amendment No. 1 amends the Statement on Schedule 13G previously filed by Sevin Rosen Fund V L.P., a Delaware limited partnership; Sevin Rosen V Affiliates Fund L.P., a Delaware limited partnership;  SRB Associates  V L.P., a Delaware limited partnership, Sevin Rosen Fund VI L.P., a Delaware limited partnership, Sevin Rosen VI Affiliates Fund L.P., a Delaware Limited Partnership, SRB Associates VI L.P., a Delaware limited partnership; Jon W. Bayless; Stephen L. Domenik; Stephen M. Dow; John V. Jaggers; and  Charles H. Phipps.  The foregoing entities and individuals are collectively referred to as the “Reporting Persons.”  Only those items as to which there has been a change are included in this Amendment No. 1.

Item 2.
(a)

Name of Person Filing
This Statement is filed by Sevin Rosen Fund V L.P., a Delaware limited partnership (“SR V”); Sevin Rosen V Affiliates Fund L.P., a Delaware limited partnership (“SR V A”);  SRB Associates V L.P., a Delaware limited partnership (“SRB V”); Sevin Rosen Fund VI L.P., a Delaware limited partnership (“SR VI”); Sevin Rosen VI Affiliates Fund L.P., a Delaware limited partnership (“SR VI A”);  SRB Associates VI L.P., a Delaware limited partnership (“SRB VI”); Jon W. Bayless (“Bayless”); Stephen L. Domenik (“Domenik”); Stephen M. Dow (“Dow”); John V. Jaggers (“Jaggers”); and Charles H. Phipps (“Phipps”).  The foregoing entities and individuals are collectively referred to as the “Reporting Persons.”

SRB V, the general partner of SR V and SR V A, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by SR V and SR V A.  Bayless, Domenik, Dow, Jaggers and  Phipps are general partners of SRB V and may be deemed to have shared power to vote and shared power to dispose of the shares of the issuer directly owned by SR V and SR V A.

SRB VI, the general partner of SR VI and SR VI A, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by SR VI and SR VI A.  Bayless, Domenik, Dow, Jaggers and  Phipps are general partners of SRB VI and may be deemed to have shared power to vote and shared power to dispose of the shares of the issuer directly owned by SR VI and SR VI A.

Item 4.	Ownership
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.
	(a)	Amount beneficially owned: See Row 9 of cover page for each Reporting Person.
	(b)	Percent of class: See Row 11 of cover page for each Reporting Person.
	(c)	Number of shares as to which the person has:
		(i)	Sole power to vote or to direct the vote See Row 5 of cover page for each Reporting Person.
		(ii)	Shared power to vote or to direct the vote See Row 6 of cover page for each Reporting Person.
		(iii)	Sole power to dispose or to direct the disposition of See Row 7 of cover page for each Reporting Person.
		(iv)	Shared power to dispose or to direct the disposition of See Row 8 of cover page for each Reporting Person.

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following   ☒. Yes

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: April 25, 2007

SEVIN ROSEN FUND V L.P.	/s/ John V. Jaggers
By SRB ASSOCIATES V L.P.,	Signature
Its General Partner
John V. Jaggers
General Partner

SEVIN ROSEN V AFFILIATES FUND L.P.	/s/ John V. Jaggers
By SRB ASSOCIATES V L.P.,	Signature
Its General Partner
John V. Jaggers
General Partner

SRB ASSOCIATES V L.P.	/s/ John V. Jaggers
Signature

John V. Jaggers
General Partner

SEVIN ROSEN FUND VI L.P.	/s/ John V. Jaggers
By SRB ASSOCIATES VI L.P.,	Signature
Its General Partner
John V. Jaggers
General Partner

SEVIN ROSEN VI AFFILIATES FUND L.P.	/s/ John V. Jaggers
By SRB ASSOCIATES VI L.P.,	Signature
Its General Partner
John V. Jaggers
General Partner

SRB ASSOCIATES VI L.P.	/s/ John V. Jaggers
Signature

John V. Jaggers
General Partner

JON W. BAYLESS	/s/ John V. Jaggers
Signature

John V. Jaggers
Attorney-In-Fact

STEPHEN M. DOW	/s/ John V. Jaggers
Signature

John V. Jaggers
Attorney-In-Fact

STEPHEN L. DOMENIK	/s/ John V. Jaggers
Signature

John V. Jaggers
Attorney-In-Fact

JOHN V. JAGGERS	/s/ John V. Jaggers
Signature

CHARLES H. PHIPPS	/s/ John V. Jaggers
Signature

John V. Jaggers
Attorney-In-Fact

EXHIBIT INDEX

Found on Sequentially
Exhibit	Numbered Page

Exhibit A: Agreement of Joint Filing	17

Exhibit B: Reference to John V. Jaggers as Attorney-In-Fact	19

EXHIBIT A

Agreement of Joint Filing

The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of Airspan Networks, In. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

Dated:  April 25, 2007

SEVIN ROSEN FUND V L.P.	/s/ John V. Jaggers
By SRB ASSOCIATES V L.P.,	Signature
Its General Partner
John V. Jaggers
General Partner

SEVIN ROSEN V AFFILIATES FUND L.P.	/s/ John V. Jaggers
By SRB ASSOCIATES V L.P.,	Signature
Its General Partner
John V. Jaggers
General Partner

SRB ASSOCIATES V L.P.	/s/ John V. Jaggers
Signature

John V. Jaggers
General Partner

SEVIN ROSEN FUND VI L.P.	/s/ John V. Jaggers
By SRB ASSOCIATES VI L.P.,	Signature
Its General Partner
John V. Jaggers
General Partner

SEVIN ROSEN VI AFFILIATES FUND L.P.	/s/ John V. Jaggers
By SRB ASSOCIATES VI L.P.,	Signature
Its General Partner
John V. Jaggers
General Partner

SRB ASSOCIATES VI L.P.	/s/ John V. Jaggers
Signature

John V. Jaggers
General Partner

JON W. BAYLESS	/s/ John V. Jaggers
Signature

John V. Jaggers
Attorney-In-Fact

STEPHEN M. DOW	/s/ John V. Jaggers
Signature

John V. Jaggers
Attorney-In-Fact

STEPHEN L. DOMENIK	/s/ John V. Jaggers
Signature

John V. Jaggers
Attorney-In-Fact

JOHN V. JAGGERS	/s/ John V. Jaggers
Signature

CHARLES H. PHIPPS	/s/ John V. Jaggers
Signature

John V. Jaggers
Attorney-In-Fact

EXHIBIT B

John V. Jaggers has signed the enclosed documents as Attorney-In-Fact. Note that copies of the applicable Powers of Attorneys are already on file with the appropriate agencies.